Exhibit 99.1
Contact: Rudolph Lutterschmidt, Chief Financial Officer, Nocopi
Technologies, Inc., (610) 834-9600
Nocopi Technologies, Inc.
9C Portland Road
West Conshohocken, PA 19428
NOCOPI TECHNOLOGIES, INC., WEST
CONSHOHOCKEN, PA. POSTS THIRD QUARTER
AND NINE MONTHS PROFIT FOR 2007
WEST CONSHOHOCKEN, Pa., Nov. 14 /PRNewswire
Nocopi Technologies, Inc., (OTC Bulletin Board: NNUP) announced today that the company has posted a profit due primarily to increased licensing revenues and product sales in its Entertainment and Toy Products business. Revenues for the third quarter of 2007 were $487,000 compared to $283,000 in the third quarter of 2006, a 72% increase. For the first nine months of 2007, revenues were $1,078,100, 94% higher than revenues of $556,700 in the first nine months of 2006.
Net earnings were $299,400 and $324,300 in the third quarter and first nine months of 2007, respectively, compared to a net loss of $15,000 and $148,000 in the third quarter and first nine months of 2006, respectively, including, in 2007, income of $166,200 related to the reversal of previously accrued expenses that are no longer statutorily payable.
“As demonstrated by the growth in revenues and profit in the third quarter and first nine months of 2007, Nocopi’s progress is continuing” said Michael A. Feinstein, M.D., Chairman and Chief Executive Officer of the company. “These are very exciting times for us. We are particularly pleased with the excellent working relationship we have with our publishing partners, who during this quarter successfully introduced a number of new children’s activity products that incorporate our technologies. We are continuing to team up with our partners to develop new and innovative products for kids of all ages.

Nocopi has benefited from the growth in revenues since we decided in 2003 to develop specific technologies for applications in the large entertainment and toy products market. Nocopi expects more progress as we continue to introduce new and improved innovations targeting this market.”
Dr. Feinstein also said, “We are continuing to research, develop, and offer technologies ideal for our other business applications which include developing solutions against counterfeiting, product diversion, document security, and authentication via patented technologies including invisible inks, color changing inks, reactive thread and document security paper products.
We have recently developed and are in the process of beginning to market a new application in response to recent legislation requiring tamper-resistant features in prescription pads used by physicians nationwide for patients enrolled in Medicare and Medicaid Programs. The requirement for tamper-resistant prescription pads goes into effect in 2008.”
The current Form 10-QSB can be accessed at the U.S. Securities and Exchange Commission website http://www.sec.gov/.
FORWARD-LOOKING INFORMATION
The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 under the caption “Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or further changes make it clear that any projected results (expressed or implied) will not be realized.
Contact: Rudolph Lutterschmidt, Chief Financial Officer, Nocopi
Technologies, Inc., (610) 834-9600